Exhibit 4.2
Execution Version
JONES LANG LASALLE INCORPORATED
AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee
SECOND SUPPLEMENTAL INDENTURE
Dated as of November 13, 2023
to
INDENTURE
Dated as of November 9, 2012
$400,000,000 6.875% SENIOR NOTES DUE 2028

SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”), dated as of November 13, 2023, between JONES LANG LASALLE INCORPORATED, a Maryland corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee (the “Trustee”).
WITNESSETH:
WHEREAS, the Company and the Trustee have heretofore executed and delivered a certain Indenture, dated as of November 9, 2012, (the “Indenture”), providing for the issuance from time to time of debentures, notes, bonds or other evidences of indebtedness;
WHEREAS, Section 14.01 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to establish the form or terms of Securities of any series as permitted by Sections 2.01 and 3.01 of the Indenture;
WHEREAS, pursuant to Sections 2.01 and 3.01 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Second Supplemental Indenture;
WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Second Supplemental Indenture have been satisfied; and
WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.
NOW, THEREFORE, in consideration of the premises and the purchase of the Securities of the series established by this Second Supplemental Indenture by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of each other and all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:
ARTICLE I

DEFINITIONS
1.1For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any Article, Section or subdivision thereof are references to an Article, Section or other subdivision of this Second Supplemental Indenture or the Indenture, as applicable, and (ii) capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.
1.2The Indenture is hereby amended, with respect to the Senior Notes only and not for purposes of any other series of Securities, by the addition of the following definitions to Section 1.01 of the Indenture:
“Attributable Debt” means, as to any particular lease, at the time of determination, the lesser of:
(A) the fair market value of the property subject to the lease (as determined by the Company); or
(B) the total net amount of rent (excluding amounts, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water and utility rates and similar charges and contingent rents) required to be paid by the lessee during the remaining initial term of the lease, discounted at the rate of interest set forth or implicit in the terms of the lease (as determined by the Company).
“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City or the place of payment are authorized or required by law, regulation or executive order to close.

“Change of Control” means the occurrence of any of the following:
(1)the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and of the Company Subsidiaries’ properties or assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;
(2)the adoption of a plan relating to the liquidation or dissolution of the Company;
(3)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock measured by voting power rather than number of shares; or
(4)the Company consolidates with, or merges with or into any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock (measured by voting power rather than number of shares) of the surviving Person immediately after giving effect to such transaction.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person,” as that term is used in Section 13(d)(3) of the Exchange Act (other than a holding company satisfying the requirements of this sentence), is the beneficial owner (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of such holding company.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“Company Subsidiary” means a Subsidiary of the Company.
“Consolidated Net Assets” means, as of any date of determination, total assets after deducting all current liabilities (excluding the sum of any debt for borrowed money having a maturity of less than 12 months from the date of the Company’s most recent publicly available consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) as set forth in the Company’s most recent publicly available consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP.
“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.
“Foreign Subsidiary” means (i) any Company Subsidiary that is not a Domestic Subsidiary of the Company and any Person more than 50% of the outstanding Voting Stock (measured by voting power rather than number of shares) of which at the date of determination is owned, directly or indirectly, by such Company Subsidiary and/or by one or more other such Persons; (ii) any Company Subsidiary that is a flow-through entity (i.e., a partnership or a disregarded entity) for United States federal income tax purposes and has no material assets other than equity interests of one or more subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (the “Code”); or (iii) any Company Subsidiary that is a Domestic Subsidiary of a corporation that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code to the extent the incurrence of a Lien by such Company Subsidiary pursuant to the requirements of Section 6.08 would, in the Company’s good faith judgment, give rise to material adverse tax consequences.

“Funded Debt” means:
(1)all indebtedness for money borrowed having a maturity of more than twelve months from the date as of which the determination is made, or having a maturity of twelve months or less but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower; and
(2)rental obligations payable more than twelve months from such date under leases which are capitalized in accordance with GAAP (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included as an asset for the purposes of the definition of Consolidated Net Assets).
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P and the equivalent rating from any replacement Rating Agency.
“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, capital lease or other agreement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a “Lien.”
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the ratings agency business thereof.
“Non-Recourse Debt” means Debt secured by a lien on property or assets to the extent that the liability for the Debt is limited to the security of the property or assets without liability on the part of the Company or any Restricted Subsidiary for any deficiency.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.
“Principal Property” means any property or asset, whether real, personal or mixed, including, without limitation, current assets and shares of capital stock, but excluding deposit accounts, owned at the original issuance date of the Senior Notes or thereafter acquired by the Company or any Restricted Subsidiary.
“Rating Agencies” means (1) each of S&P and Moody’s; and (2) if either S&P or Moody’s (or any replacement agency therefor contemplated below) ceases to provide ratings services to issuers or investors generally, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by an officer of the Company) to act as a replacement agency for S&P or Moody’s (or any previous replacement agency), as the case may be.
“Rating Event” means the rating of the Senior Notes is lowered by both of the Rating Agencies, and thereafter the Senior Notes have below an Investment Grade Rating from both of the Rating Agencies, on any day during the period commencing on the date of the first public announcement of the occurrence of a Change of Control or of an arrangement that could result in a Change of Control and ending 60 days following the consummation of such Change of Control (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies on the 60th day of such period, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (1) rates the Senior Notes below an Investment Grade Rating or (2) publicly announces that it is no longer considering the Senior Notes for possible downgrade).
“Restricted Subsidiary” means a Company Subsidiary other than any Company Subsidiary engaged principally in the business of mortgage loan origination, sales or servicing and related activities.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the ratings agency business thereof.

“Second Change of Control Payment Date” has the meaning set forth in Section 3.1(f).
“Significant Subsidiary” means any Subsidiary of the Company that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Subsidiary” means, with respect to any Person (such Person, for purposes of this definition, the “specified person”), any corporation or other Person more than 50% of the outstanding Voting Stock (measured by voting power rather than number of shares) of which at the date of determination is owned, directly or indirectly, by the specified person and/or by one or more other Subsidiaries of the specified person.
“Voting Stock” means capital stock (or equivalent equity interest) of a Person of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock (or equivalent equity interests) of any other class or classes has or might have voting power upon the occurrence of any contingency).
“Wholly Owned Subsidiary” means any Company Subsidiary of which all the outstanding voting securities (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or one or more Wholly Owned Subsidiaries.
ARTICLE II

TERMS OF SERIES OF SECURITIES
2.1    The additional provisions set forth below shall apply to, and govern the terms of, the Senior Notes and shall not apply to any other series of Securities.
2.2    Pursuant to Sections 2.01 and 3.01 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:
(a)Designation. The Securities of this series shall be known and designated as the “6.875% Senior Notes due 2028” of the Company (the “Senior Notes”).
(b)Aggregate Principal Amount. The aggregate principal amount of the Senior Notes that may be authenticated and delivered under the Indenture and this Second Supplemental Indenture is unlimited. $400,000,000 aggregate principal amount of the Senior Notes are to be issued on the date of this Second Supplemental Indenture. The Company may, from time to time, without notice to or the consent of the Holders of the Senior Notes, issue additional Senior Notes. Any such additional Senior Notes so issued shall have the same form and terms as the Senior Notes issued on the date of this Second Supplemental Indenture, and will carry the same right to receive accrued and unpaid interest, as the Senior Notes issued on the date of this Second Supplemental Indenture, and such additional Senior Notes will form a single series with the Senior Notes issued on the date of this Second Supplemental Indenture. If any additional Senior Notes are not issued in a “qualified reopening” of any other Senior Notes for United States federal income tax purposes or if the Company otherwise determines that any additional Senior Notes should be differentiated from any other Senior Notes, such additional Senior Notes shall have a separate CUSIP number; provided that such additional Senior Notes and all other Senior Notes shall still constitute a single class for all purposes under the Indenture. All references to the Senior Notes herein shall include any such additional Senior Notes unless the context otherwise requires.
(c)Denominations. The Senior Notes shall be issued only in registered form without coupons, and the authorized denominations of the Senior Notes shall be $2,000 and integral multiples of $1,000 in excess thereof.
(d)Maturity Date. The date on which the principal of the Senior Notes is due and payable, unless earlier accelerated or repurchased pursuant to the Indenture, shall be December 1, 2028.
(e)Rate of Interest. The Senior Notes shall bear interest on their principal amount from and including the date they are initially issued to but excluding the date on which the principal amount is paid or made available for payment at the annual rate of 6.875%, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2024 (each such date an “Interest Payment Date”). Interest on the Senior Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

(f)To Whom Interest Payable. Interest on any Senior Note shall be payable to the Person in whose name such Senior Note is registered in the Register at the close of business on the applicable Record Date, which shall be the May 15 or November 15, as the case may be, immediately preceding the Interest Payment Date (whether or not a Business Day) until the relevant principal amount of such Senior Note has been paid or made available for payment.
(g)Optional Redemption. (i) At any time prior to November 1, 2028 (the “Par Call Date”), the Company may redeem the Senior Notes at its option, in whole or in part, at any time and from time to time at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)    (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 40 basis points less (b) interest accrued to the Redemption Date, and
(2)    (b) 100% of the principal amount of the Senior Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date.
(ii)    On or after the Par Call Date, the Company may, at its option, redeem the Senior Notes, in whole or in part, at any time and from time to time, at an applicable Redemption Price equal to 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.
(iii)    The following defined terms used in this Article II shall, unless the context otherwise requires, have the meanings specified below.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15. shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.
If on the third Business Day preceding the Redemption Date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. The Company shall notify the Trustee of the Redemption Price promptly after the calculation thereof and the Trustee shall not be responsible or liable for any calculation of the Redemption Price or of any component thereof, or for determining whether manifest error has occurred.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each holder of Senior Notes to be redeemed. Such notice shall comply with the provisions of Section 4.03 of the Indenture (other than the lead-in); provided, however, that in lieu of stating the applicable Redemption Price, the notice may state the manner in which such Redemption Price will be calculated.
In the case of a partial redemption, selection of the Senior Notes for redemption shall be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Outstanding Senior Notes of a principal amount of $2,000 or less will be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to the Senior Note will state the portion of the principal amount of the Senior Note to be redeemed. A new Senior Note in a principal amount equal to the unredeemed portion of the Senior Note will be issued in the name of the Holder of the Senior Note upon surrender for cancellation of the original Senior Note. For so long as the Senior Notes are held by DTC (or another depositary), the redemption of the Senior Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

(h)Sinking Fund. The Senior Notes shall not be subject to any sinking fund or similar provisions pursuant to Article V of the Indenture or otherwise.
(i)Defeasance and Covenant Defeasance. Provision is hereby made for both Defeasance and Covenant Defeasance of the Senior Notes, in each case, upon the terms and conditions contained in Article XII of the Indenture, provided that, in addition, as a condition to Discharge or Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Senior Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Discharge or Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Discharge or Covenant Defeasance had not occurred. In the case of a Discharge, such Opinion of Counsel must refer to or be based on a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of this Second Supplemental Indenture.
(j)Conversion. The Senior Notes shall not be convertible into any other securities or other property.
(k)Form. The Senior Notes shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(l)Global Securities; Depositary. Upon initial issuance, the Senior Notes shall be represented by one or more Global Securities. Each Global Security shall represent such aggregate principal amount of Outstanding Senior Notes as shall be specified therein and the aggregate principal amount of Outstanding Senior Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges or purchases of such Senior Notes. Initially, the Depositary for the Senior Notes will be The Depositary Trust Company, and the Global Securities representing the Senior Notes will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants. The transfer and exchange of beneficial interests in any such Global Security shall be effected through the Depositary in accordance with the Indenture and the rules and procedures of the Depositary to the extent applicable to such transfer or exchange.
ARTICLE III

ADDITIONAL PROVISIONS
3.1Right to Require Repurchase Upon a Change of Control Triggering Event.
(a)Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Senior Notes pursuant to Section 2.2(g) hereof, each Holder of Senior Notes shall have the right to require the Company to purchase such Holder’s Senior Notes (the “Change of Control Offer”) in cash at a purchase price equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, on such Senior Notes to, but not including, the date of purchase (the “Change of Control Payment”). This provision is subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(b)Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control Triggering Event, but after public announcement of the transaction or transactions that constitute or may constitute a Change of Control Triggering Event, unless the Company has exercised its option to redeem all the Senior Notes pursuant to Section 2.2(g) hereof, the Company shall mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) a notice to each Holder of Senior Notes, with a written copy to the Trustee, stating:
(i)that a Change of Control Triggering Event with respect to the Senior Notes has occurred (or may occur if prior to consummation of the Change of Control) and that such Holder of Senior Notes has the right to require the Company to purchase such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);
(ii)the circumstances that constitute such Change of Control Triggering Event;
(iii)the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and
(iv)the instructions, as determined by the Company, consistent with Section 16.03 of the Indenture, that a Holder must follow in order to have its Senior Notes purchased.
(c)On the Change of Control Payment Date, the Company shall, to the extent lawful:
(i)accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to the Change of Control Offer;
(ii)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered pursuant to the applicable Change of Control Offer; and (iii) deliver or cause to be delivered to the Trustee the Senior Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being purchased by the Company.
(d)The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations to the extent applicable in connection with the purchase of the Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.1, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.1 (or the corresponding provisions in the Senior Notes) by virtue of the Company’s compliance with such securities laws or regulations.
(e)The Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer or if the Company has exercised its option to redeem all of the Senior Notes pursuant to the provisions described under Section 2.2(g) hereof. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer.
(f)If Holders of not less than 90% in aggregate principal amount of the Outstanding Senior Notes validly tender and do not withdraw such Senior Notes in connection with a Change of Control Offer and the Company, or any third party approved in writing by the Company making a Change of Control Offer in lieu of the Company in accordance with this Section 3.1, purchases all of the Senior Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, given that such notice is not given more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem (with respect to the Company) or purchase (with respect to a third party) all Senior Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Second Change of Control Payment Date.
3.2Restrictions on Mergers, Consolidations and Sales of Substantially All Assets.
(a)Section 6.04(a) of the Indenture shall, with respect to the Senior Notes, be replaced in its entirety by the following:
“Merger, Consolidation and Sale of Assets.
(a) The Company shall not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of its assets to any other Person unless:
(i) the successor Person is a Person organized under the laws of the United States of America (including any state thereof and the District of Columbia) that expressly assumes, by supplemental indenture hereto, executed and delivered by such entity prior to or simultaneously with such consolidation, merger, sale, conveyance, transfer or lease, the due and punctual payment of the principal of and interest and premium, if any, on all the Senior Notes, according to their tenor, and the due and punctual performance and observance of all other obligations to the Holders of the Senior Notes and the Trustee under this Indenture or under the Senior Notes to be performed or observed by the Company; and (ii) immediately after giving effect to such consolidation, merger, sale, conveyance, transfer or lease, no Default or Event of Default has occurred or is continuing; provided, however, compliance with the provisions set forth in Section 6.04(a)(ii) shall not be required in connection with (i) a sale, conveyance, transfer or lease between or among the Company and any Wholly Owned Subsidiaries or (ii) any merger of the Company with or into any Wholly Owned Subsidiary or (iii) a merger of the Company with or into an affiliate of the Company incorporated or organized solely for the purpose of the Company reincorporating or reorganizing in another jurisdiction.”
3.3Limitation on Liens.
(a)There shall, with respect to the Senior Notes, be added a new Section 6.08 to the Indenture which shall read in its entirety as follows:
“Limitation on Liens.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur or guarantee any loans, notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”) secured by a Lien on any Principal Property of the Company or any Restricted Subsidiary, or on any share of capital stock of any Restricted Subsidiary or Debt of any Restricted Subsidiary owed to the Company or another Subsidiary, the Company shall secure or cause such Restricted Subsidiary to secure the Senior Notes equally and ratably with (or, at the Company’s option, before) such secured Debt (provided, however, that any Lien created to secure the Senior Notes pursuant to this section shall be automatically and unconditionally released and discharged without any action on the part of any Holder of the Senior Notes upon the release and discharge of the Lien that resulted in such provision becoming applicable, unless a Default or Event of Default under the Indenture shall then be continuing), unless the aggregate principal amount of all such secured Debt (plus the amount of Attributable Debt which is not excluded as provided in Section 6.09 but without duplication) would not at the time of such incurrence or guarantee exceed 15% of Consolidated Net Assets.
(b) The restriction in Section 6.08(a) shall not apply to, and there shall be excluded from secured Debt in any computation of the restriction in Section 6.08(a), Debt secured by:
(i) Liens on property (including any shares of capital stock or Debt) of any Person existing at the time such Person becomes a Restricted Subsidiary or is merged into a Restricted Subsidiary;
(ii) Liens in favor of the Company or a Company Subsidiary;
(iii) Liens in favor of governmental bodies to secure progress, advance or other payments;
(iv) Liens on property (including any shares of capital stock or Debt) existing at the time of acquisition thereof by the Company or any of its Subsidiaries of such property (including acquisition through merger or consolidation), or Liens on property to secure the payment of all or any part of the purchase price of such property, or Liens on property to secure any Debt incurred prior to, at the time of, or within 365 days after, the latest of the acquisition of such property or the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, or the construction, repair, alteration, development or improvement thereof;
(v) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ and similar liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) in respect of obligations not due or being contested in good faith;
(vi) Liens arising by operation of law in connection with worker’s compensation, unemployment insurance, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or Liens in connection with bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party (other than contracts for borrowed money), or other deposits required to be made in the ordinary course of business, in each case in respect of obligations not yet overdue by more than 30 calendar days or being contested in good faith;
(vii) survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Company or any Company Subsidiary or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the Company’s business or that of any Company Subsidiary ;
(viii) Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or to the exercise of any privilege, franchise or license;

(ix) Liens for taxes, assessments or government charges or levies which are not then due or, if delinquent, are being contested in good faith;
(x) Liens (including judgment liens) arising from legal proceedings being contested in good faith or in connection with surety or appeal bonds in connection with bonding judgments or awards from such proceedings;
(xi) Liens on assets held by Subsidiaries of the Company formed in the ordinary course of business for the sole purpose of investing in real estate or real estate related assets (including, without limitation, securities and loans and advances) and Liens on assets in any real estate funds, separate accounts or investment programs managed, operated or sponsored by any of the Subsidiaries of the Company, the majority of which assets, in the aggregate, are so held, or are in real estate funds, separate accounts or investment programs, primarily for the account or for the benefit of investment clients in the ordinary course of business;
(xii) Liens on cash collateral with respect to letters of credit and defaulting lender obligations;
(xiii) Liens resulting from the deposit of funds or evidences of indebtedness in trust for the purposes of defeasance, discharge, redemption or similar action with respect to indebtedness of the Company or any of the Subsidiaries of the Company;
(xiv) Liens existing on the date of this Second Supplemental Indenture;
(xv) Liens securing the Senior Notes; and
(xvi) any extension, renewal, replacement or refunding of any Lien referred to in the clauses (i) through (xv) above.
(c) Notwithstanding the provisions set forth in Section 6.08(a), if Section 6.08(a) would require that the Company secure the Senior Notes or cause the Senior Notes to be secured by a Lien on any Voting Stock that is issued by any Foreign Subsidiary, the Company shall be required to so secure the Senior Notes (or to cause the Senior Notes to be so secured) only to the extent that such Voting Stock to which such Lien would attach would in the aggregate not constitute more than 65% of the total combined voting power of all classes of Voting Stock of such Foreign Subsidiary.”
3.4Restriction on Sale and Leaseback Transactions.
(a)There shall, with respect to the Senior Notes, be added a new Section 6.09 to the Indenture which shall read in its entirety as follows:
“Restriction on Sale and Leaseback Transactions.
(a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction involving any Principal Property, unless after giving effect thereto the aggregate amount of all Attributable Debt with respect to all such transactions (plus without duplication the aggregate principal amount of all secured Debt which is not excluded as provided in Section 6.08) would not at the time exceed 15% of Consolidated Net Assets.
(b) The restriction set forth in Section 6.09(a) shall not apply to, and there will be excluded from Attributable Debt in any computation of such restriction, any sale and leaseback transaction if:
(i) such transaction was entered into prior to the date of the Second Supplemental Indenture;
(ii) the lease is for a period, including renewal rights, of not in excess of three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years);

(ii) the sale or transfer of the Property is made within 270 days after its acquisition or within 270 days after the later of:
(A) the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property; and
(B) the commencement of commercial operations thereon;
(iii) the transaction is between the Company and a Company Subsidiary, or between Company Subsidiaries;
(iv) the Company or a Restricted Subsidiary would be entitled to incur a Lien on such Property pursuant to clauses (i) through (xv) in Section 6.08(b); or
(v) the Company or a Company Subsidiary, within 270 days after the sale or transfer is completed, applies or enters into a definitive agreement to apply to the retirement of Funded Debt of the Company or a Company Subsidiary ranking on a parity with or senior to the Senior Notes or Funded Debt of a Company Subsidiary, or to the purchase of other property or assets used or useful in its business (including the purchase or development of other Principal Property), an amount equal to the net proceeds of the sale or transfer of the Principal Property, provided that, in lieu of applying such amount to the retirement of Debt ranking on parity with the Senior Notes, the Company may deliver Senior Notes to the Trustee for cancellation, such Senior Notes to be credited at the cost thereof to it.”
3.5Events of Default.
(a)Section 7.01 of the Indenture shall, with respect to the Senior Notes, be replaced in its entirety by the following:
“Events of Default. Except as otherwise indicated by the context or where the term is otherwise defined for a specific purpose, the term “Event of Default” as used in this Indenture shall mean one of the following described events:
(a) the failure of the Company to pay any installment of interest on any Senior Note when and as the same shall become due and payable, which failure shall have continued unremedied for a period of 30 days;
(b) the failure of the Company to pay the principal of (or premium, if any, on) any Senior Note, when and as the same shall become due and payable, whether at Maturity as therein expressed, by call for redemption, by declaration as authorized by this Indenture or otherwise;
(c) the failure of the Company, subject to the provisions of Section 6.06, to perform any covenants or agreements contained in the Indenture (other than a covenant or agreement a default in the performance of which is elsewhere in this Section 7.01 specifically addressed), which failure shall not have been remedied, and without provision deemed to be adequate for the remedying thereof having been made, for a period of 60 days after written notice shall have been given to the Company by the Trustee or shall have been given to the Company and the Trustee by Holders of 25% or more in aggregate principal amount of the Senior Notes then Outstanding, specifying such failure, requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder;
(d) the acceleration of indebtedness of the Company or any of the Company’s Significant Subsidiaries of at least $100.0 million in aggregate principal amount (other than Non-Recourse Debt), which such acceleration has not been rescinded or annulled after 30 days notice thereof;
(e) the entry of a final judgment for the payment of $100.0 million or more (excluding any amounts covered by insurance) rendered against the Company or any of the Company’s Significant Subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(f) the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of the Company or any of the Company’s Significant Subsidiaries in an involuntary case under the United States federal bankruptcy laws, as now or hereafter constituted, or any other applicable United States federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or any of the Company’s Significant Subsidiaries or of substantially all the property of the Company or any of the Company’s Significant Subsidiaries or ordering the winding-up or liquidation of the affairs of the Company or any of the Company’s Significant Subsidiaries, which decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; or
(g) the commencement by the Company or any of the Company’s Significant Subsidiaries of a voluntary case under the United States federal bankruptcy laws, as now or hereafter constituted, or any other applicable United States federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Company or any of the Company’s Significant Subsidiaries to the entry of an order for relief in an involuntary case under any such law, or the consent by the Company or any of the Company’s Significant Subsidiaries to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of the Company or such significant subsidiary of the Company or of substantially all the property of the Company or such significant subsidiary of the Company or the making by the Company or any of the Company’s Significant Subsidiaries of an assignment for the benefit of creditors or the admission by the Company or any of the Company’s Significant Subsidiaries in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any of the Company’s Significant Subsidiaries in furtherance of any such action;
provided, however, that no event described in clauses (c), (d) or (e) above shall constitute an Event of Default hereunder until a Responsible Officer of the Trustee has actual knowledge thereof or until a written notice of any such event is received by the Trustee at the Corporate Trust Office, and such notice refers to the facts underlying such event, the Senior Notes generally, the Company and the Indenture. Any time period in the Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.
Notwithstanding the foregoing provisions of this Section 7.01, if the principal or any premium or interest on any Senior Note is payable in Foreign Currency and such Foreign Currency is not available to the Company for making payment thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of the Senior Notes by making such payment in U.S. Dollars in an amount equal to the equivalent in U.S. Dollars of the amount payable in such Foreign Currency, as determined by the Company’s agent in accordance with Section 3.11(c) hereof by reference to the noon buying rate in The City of New York for cable transfers for such Foreign Currency (“Exchange Rate”), as such Exchange Rate is reported or otherwise made available by the Federal Reserve Bank of New York on the date of such payment, or, if such rate is not then available, on the basis of the most recently available Exchange Rate, and any payment made under such circumstances in U.S. Dollars where the required payment is in a Foreign Currency will not constitute an Event of Default under this Indenture.”
(b)References to Section 7.01(e) or 7.01(f) in Section 7.02(a) of the Indenture shall be deemed to refer to Section 7.01(g) or 7.01(h).
3.6Supplemental Indentures Without Consent of Securityholders.
(a)Section 14.01(i) of the Indenture shall be amended and restated, with respect to the Senior Notes, as follows:
“(i) to cure any ambiguity or omission or to correct or supplement any provision contained herein or in any indenture supplemental hereto which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture or to conform the terms hereof, as amended and supplemented, that are applicable to the Securities of any series to the description of the terms of such Securities in the offering memorandum, prospectus supplement or other offering document applicable to such Securities at the time of initial sale thereof;”

(b)Section 14.01(j) of the Indenture shall be amended and restated, with respect to the Senior Notes, as follows:
“(j) to add to or change or eliminate any provision of the indenture or the notes as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act or to comply with rules of any applicable depositary, or to comply with the rules or regulations of any securities exchange or automated quotation system on which the notes may be listed or traded;”
(c)The following paragraphs shall be added, with respect to the Senior Notes, to Section 14.02(a) of the Indenture immediately following paragraph 14.02(a)(iv) of the Indenture:
“(v) to change the place of payment where, or the coin or currency in which, the Senior Notes or the interest or any premium thereon is payable;
(vi) to impair the right to institute suit for the enforcement of payment of the Senior Notes or the interest or any premium thereon on or after the Stated Maturity thereof (or, in the case of a redemption, on or after the Redemption Date); or
(vii) to reduce the percentage in principal amount of the Senior Notes, the consent of Holders of which is required to modify or amend the Indenture or the Senior Notes, or the consent of the Holders of which is required for any waiver.”

ARTICLE IV

MISCELLANEOUS
4.1If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.
4.2The Article headings herein are for convenience only and shall not affect the construction hereof.
4.3All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
4.4In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
4.5Nothing in this Second Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Second Supplemental Indenture.
4.6THIS INDENTURE AND THE SECURITIES SHALL BE DEEMED TO BE CONTRACTS MADE UNDER THE LAW OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SAID STATE.
4.7The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.
4.8In the event any conflict arises between the terms of the Indenture and the terms of this Second Supplemental Indenture, the terms of this Second Supplemental Indenture shall be controlling and supersede such conflicting terms of the Indenture. Unless otherwise specifically modified or amended hereby, the terms of the Indenture shall remain in full force and effect with respect to the Senior Notes.
4.9This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
4.10The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using electronic means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using electronic means and the Trustee, in its discretion, elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee, and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of electronic means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.
4.11This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.
Anything in the Indenture, the Senior Notes or this Second Supplemental Indenture to the contrary notwithstanding, the words “execution,” “signed,” “signature,” and words of like import in the Indenture, the Senior Notes or this Second Supplemental Indenture or in any other certificate, agreement or document related the Indenture, the Senior Notes or this Second Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “.pdf”, “.tif” or “.jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. For the avoidance of doubt, the Senior Notes may be executed or authenticated by electronic signatures, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.
JONES LANG LASALLE INCORPORATED
By:    /s/ Karen Brennan
Name:    Karen Brennan
Title:    Chief Financial Officer
THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee
By:    /s/ Ann M. Dolezal
Name:    Ann M. Dolezal
Title:    Vice President

[Signature Page to the Supplemental Indenture]

Annex A
[Form of Face of Security]
[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF **[CEDE & CO.]** OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO **[CEDE & CO.]** OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, **[CEDE & CO.]**, HAS AN INTEREST HEREIN.]1

1     If this security is a Global Security, include this legend or such other legend as may be required by the Depositary for this security.

JONES LANG LASALLE INCORPORATED
6.875% Senior Notes due 2028

ISIN No. US48020QAB32	CUSIP No. 48020QAB3

No. R-[ ]	$[ ]

Jones Lang LaSalle Incorporated, a Maryland corporation (the “Company”, including any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to [CEDE & CO.], or registered assigns, the principal sum of $[ ] DOLLARS on December 1, 2028 and to pay interest thereon from November 13, 2023 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2024, at the rate of 6.875% per annum, until the principal hereof is paid.
Interest on this Security that is payable and is punctually paid or duly provided for on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered in the Register at the close of business on the Record Date for such interest, which shall be the May 15 or November 15, as the case may be, immediately preceding the Interest Payment Date (whether or not a Business Day). Any Defaulted Interest shall be paid as provided in the Indenture.
Payment of the principal of (and premium, if any) and interest on this Security will be made at the Corporate Trust Office or at any other office or agency maintained by the Company for that purpose, in U.S. Dollars; provided, however, that at the option of the Company payment of interest may be made by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the Register or (ii) in accordance with arrangements satisfactory to the Trustee, by wire transfer to an account designated by the Holder.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereof has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be valid or obligatory for any purpose or entitle the Holder hereof to any benefit under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated:
JONES LANG LASALLE INCORPORATED
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
Date of authentication: ______________________    THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee
By:
Authorized Signatory

[Form of Reverse of Security]
This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued under an Indenture (the “Base Indenture”), dated as of November 9, 2012, as amended, supplemented or otherwise modified by the Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of November 13, 2023, (the Base Indenture, as amended, supplemented or otherwise modified by the Second Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association, as Trustee (the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of this series at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of this series. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of this series at the time Outstanding to waive compliance by the Company with certain provisions of the Indenture and permitting the Holders of a majority in principal amount of the Securities of this series at the time Outstanding, on behalf of the Holders of all Securities of this series, to waive certain past defaults under the Indenture and their consequences. Any such consent by the Holder of this Security shall be a continuing consent conclusive and binding upon such Holder and every subsequent Holder of this Security and of any Security issued upon transfer hereof or in exchange herefor or in place hereof, even if notation of the consent is not made upon this Security.
Optional Redemption
At any time prior to November 1, 2028 (the “Par Call Date”), the Company may redeem the Senior Notes at its option, in whole or in part, at any time and from time to time at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 40 basis points less (b) interest accrued to the Redemption Date, and
(ii) 100% of the principal amount of the Senior Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date.
On or after the Par Call Date, the Company may, at its option, redeem the Senior Notes, in whole or in part, at any time and from time to time, at an applicable Redemption Price equal to 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.
“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15. shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.
If on the third business day preceding the Redemption Date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. The Company shall notify the Trustee of the Redemption Price promptly after the calculation thereof and the Trustee shall not be responsible or liable for any calculation of the Redemption Price or of any component thereof, or for determining whether manifest error has occurred.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each holder of Senior Notes to be redeemed. Such notice shall comply with the provisions of Section 4.03 of the Base Indenture (other than the lead-in); provided, however, that in lieu of stating the applicable Redemption Price, the notice may state the manner in which such Redemption Price will be calculated.
In the case of a partial redemption, selection of the Senior Notes for redemption shall be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Outstanding Senior Notes of a principal amount of $2,000 or less will be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to the Senior Note will state the portion of the principal amount of the Senior Note to be redeemed. A new Senior Note in a principal amount equal to the unredeemed portion of the Senior Note will be issued in the name of the Holder of the Senior Note upon surrender for cancellation of the original Senior Note. For so long as the Senior Notes are held by DTC (or another depositary), the redemption of the Senior Notes shall be done in accordance with the policies and procedures of the depositary. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Senior Notes or portions thereof called for redemption.
The Indenture contains certain covenants for the benefit of Holders.
Defeasance and Covenant Defeasance
The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain covenants with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.
Event of Default
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
Change of Control
If a Change of Control Triggering Event occurs, the Holders of the Securities of this series have the right to require the Company to repurchase all or any part of the Securities of this series pursuant to a Change of Control Offer as set forth in the Indenture.

Miscellaneous
The Indenture may be modified without the consent of Holders of the Security to, among other items, to change the place of payment where, or the coin or currency in which, the Security or the interest or any premium thereon is payable; to impair the right to institute suit for the enforcement of payment of the Security or the interest or any premium thereon on or after the stated maturity of the Security (or, in the case of redemption, on or after the Redemption Date); and reduce the percentage in principal amount of the Security, the consent of Holders of which is required to modify or amend the Indenture or the Security, or the consent of the Holders of which is required for any waiver.”
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any action, suit or proceeding at law or in equity for the execution of any trust thereunder or for the appointment of a receiver or for any other remedy thereunder, unless (a) such Holder shall have given to the Trustee written notice of one or more of the Events of Default therein specified with respect to the Securities of this series (b) the Holders of not less than 25% in principal amount of the Securities of this series then Outstanding shall have requested the Trustee in writing to take action in respect of the matter complained of, (c) such Holder or Holders shall have offered to the Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby, (d) the Trustee, for 60 days after receipt of such notification, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding and (e) no direction inconsistent with such written request shall have been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Securities of this series then Outstanding and such notification, request and offer of indemnity are hereby declared in every such case to be conditions precedent to such action, suit or proceeding by any Holder of any Security of such series; it being understood and intended that no one or more of the Holders of Securities of this series shall have any right in any manner whatsoever by his, her, its or their action to enforce any right hereunder, except in the manner therein provided, and that every action, suit or proceeding at law or in equity shall be instituted, had and maintained in the manner therein provided and for the equal benefit of all Holders of the Outstanding Securities of this series; provided, however, that nothing in the Indenture or in the Securities of this series shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on the Securities of this series to the respective Holders of such Securities at the respective due dates in such Securities stated, or affect or impair the right, which is also absolute and unconditional, of such Holders to institute suit to enforce the payment thereof. Any time period in the indenture to cure any actual or alleged default or event of default may be extended or stayed by a court of competent jurisdiction.
The Securities of this series are issuable in registered form only without coupons in denominations of $2,000 and integral multiple of $1,000 in excess thereof.
The transfer of a Security of this series may be registered and a Security of this series may be exchanged as provided in the Indenture.
No service charge will be made for any registration of transfer or exchange of the Securities of this series. The Company or the Trustee may require payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities of this series, other than those expressly provided in the Indenture to be made at the Company’s own expense or without expense or charge to the Holders.
Prior to the due presentation for registration of transfer or exchange of a Security of this series, the Company, the Trustee, the Paying Agent, the Registrar, any co-Registrar or any of their agents may deem and treat the Person in whose name a Security of this series is registered as the absolute owner of such Security (whether or not such Security shall be overdue and notwithstanding any notation of ownership or other writing thereon) for all purposes whatsoever, and none of the Company, the Trustee, the Paying Agent, the Registrar, any co-Registrar or any of their agents shall be affected by any notice to the contrary.
All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
This Security shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.
[Remainder of this page intentionally left blank.]